EXHIBIT 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) and related Prospectus of Cohen & Company Inc. for the Cohen and Company Inc. 2010 Long Term Incentive Plan of our reports dated March 5, 2008 and February 19, 2009, with respect to the December 31, 2008 and 2007 financial statements of Brigadier Capital LP and Brigadier Capital Master Fund, Ltd., both included in the Cohen & Company Inc. Annual Report on Form 10-K filed March 10, 2010 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 28, 2010